4Q24 Key Financial Data						4Q24 and Full Year Financial Highlights

PROFITABILITY METRICS	4Q24	3Q24	4Q23	Full Year 2024	Full Year 2023
4Q24
•Net income of $1,745 million and diluted earnings per common share of $1.07, as adjusted for notable items. Results included notable items of $109 million ($82 million net-of-tax) related to lease impairments and operational efficiency actions
•Return on tangible common equity of 18.3%, return on average assets of 1.03%, and efficiency ratio of 59.9%, as adjusted for notable items
•Positive operating leverage of 190 basis points, as adjusted for notable items
•Net revenue of $7,009 million, including $4,176 million of net interest income on a taxable-equivalent basis
•Noninterest expense decreased slightly year-over-year and on a linked quarter basis, as adjusted for notable items
•CET1 capital ratio of 10.6% at December 31, 2024

Full Year
•Net income of $6,299 million as reported, $6,599 million as adjusted for notable items
•Diluted earnings per common share of $3.79 as reported, $3.98 as adjusted for notable items
•Noninterest income increased 3.9% year-over-year, excluding securities gains (losses), net and prior year notable items

Return on average assets (%)	.98	1.03	.52	.95	.82
Return on average common equity (%)	12.1	12.4	6.4	11.7	10.8
Return on tangible common equity (%) (a)	17.4	17.9	10.5	17.2	16.9
Net interest margin (%)	2.71	2.74	2.78	2.70	2.90
Efficiency ratio (%) (a)	61.5	60.2	75.9	62.3	66.7
Tangible efficiency ratio (%) (a)	59.5	58.2	73.6	60.2	64.5

INCOME STATEMENT (b)	4Q24	3Q24	4Q23	Full Year 2024	Full Year 2023
Net interest income (taxable-equivalent basis)	$4,176	$4,166	$4,142	$16,409	$17,527
Noninterest income	$2,833	$2,698	$2,620	$11,046	$10,617
Noninterest expense	$4,311	$4,204	$5,219	$17,188	$18,873
Net income attributable to U.S. Bancorp	$1,663	$1,714	$847	$6,299	$5,429
Diluted earnings per common share	$1.01	$1.03	$.49	$3.79	$3.27
Dividends declared per common share	$.50	$.50	$.49	$1.98	$1.93

BALANCE SHEET (b)	4Q24	3Q24	4Q23	Full Year 2024	Full Year 2023
Average total loans	$375,655	$374,070	$372,856	$373,875	$381,275
Average total deposits	$512,313	$508,757	$502,782	$509,515	$505,663
Net charge-off ratio (%)	.60	.60	.49	.58	.50
Book value per common share (period end)	$33.19	$33.34	$31.13
Basel III standardized CET1 (%) (c)	10.6	10.5	9.9

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
"In the fourth quarter we posted diluted earnings per share of $1.07 and delivered a return on tangible common equity of 18.3%, both as adjusted for notable items. Year-over-year top line revenue growth and continued expense discipline resulted in 190 basis points of positive operating leverage on an adjusted basis. Both full year and linked quarter results showcased the benefits of effective balance sheet management, earning asset repricing and mix, as well as our diversified business model. Noninterest income benefited from strong year-over-year growth in commercial products as well as trust and investment management fees as we're seeing the results of greater “interconnectedness” play out in the form of deeper relationships, an enhanced product set, and broader distribution across the franchise. Credit quality remains stable, and our CET1 capital ratio ended the year at 10.6% as we balanced continued capital accretion with a modest initial share buyback this quarter. As we move into 2025, we are well positioned to deliver industry-leading returns on tangible common equity and remain confident in our strategy for future growth and our ability to deliver meaningful positive operating leverage. In closing, I would like to extend our sincerest thoughts to those impacted by the devastating wildfires in California. We are closely monitoring this situation and stand ready to assist our many employees, clients, and communities in their time of need.”
— Andy Cecere, Chairman and CEO, U.S. Bancorp

Business and Other Highlights
Global Fund Services Team Wins Multiple Awards
The U.S. Bank Global Fund Services team was recently named "Best Administrator - Overall" at the Hedgeweek EU Emerging Manager Summit and "Best ETF Custodian" at the ETF Express U.S. ETF Awards. U.S. Bank Global Fund Services provides clients with strategic insights, technology solutions, best-in-class services and financial strength.

U.S. Bank SBA Lending Increases 74 Percent from Fiscal 2023
U.S. Bank showed remarkable growth in U.S. Small Business Administration (SBA) lending in fiscal year 2024, as the bank helped thousands of small business clients expand their businesses. U.S. Bank approved more than 3,100 loans tallying $708.2 million in SBA 7(a) loans. U.S. Bank's 2024 SBA loan volume was 5th-most among SBA lenders and up from 13th-most in fiscal 2023.

In-store and Online Payments Streamlined with New Elavon Payment Gateway
Elavon, a wholly-owned subsidiary of U.S. Bank, announced the launch of its unified cloud-based Elavon Payment Gateway technology, enhancing payment experiences for both merchants and consumers. This new technology allows merchants to accept payments in-store, online and via mobile devices, all on the same global platform. It also integrates with digital wallets including Paze, Apple Pay and Google Pay while including the latest fraud management tools, giving consumers both choice and security.

Notable Item Impacts 4Q24 ($ in millions, except per share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$2,138	$1,663	$1.01
Notable items	109	82.06
Adjusted	$2,247	$1,745	$1.07

Notable Items
($ in millions)	4Q24	3Q24	4Q23
Lease impairments and operational efficiency actions	$109	$—	$—
Balance sheet optimization	—	—	118
Merger and integration charges	—	—	171
FDIC special assessment	—	—	734
Foundation contribution	—	—	110
Notable items	109	—	1,133
Tax expense (a)	(27)	—	(353)
Notable items, net of tax expense	$82	$—	$780
(a) 4Q23 includes $70 million of favorable discrete tax settlements

Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Fourth Quarter 2024 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23

Net interest income	$4,146	$4,135	$4,111.3		.9	$4,146	$4,135	$4,111.3		.9
Taxable-equivalent adjustment	30	31	31	(3.2)	(3.2)	30	31	31	(3.2)	(3.2)
Net interest income (taxable-equivalent basis)	4,176	4,166	4,142.2		.8	4,176	4,166	4,142.2		.8
Noninterest income	2,833	2,698	2,620	5.0	8.1	2,833	2,698	2,738	5.0	3.5
Total net revenue	7,009	6,864	6,762	2.1	3.7	7,009	6,864	6,880	2.1	1.9
Noninterest expense	4,311	4,204	5,219	2.5	(17.4)	4,202	4,204	4,204	—	—
Income before provision and income taxes	2,698	2,660	1,543	1.4	74.9	2,807	2,660	2,676	5.5	4.9
Provision for credit losses	560	557	512.5		9.4	560	557	512.5		9.4
Income before taxes	2,138	2,103	1,031	1.7	nm	2,247	2,103	2,164	6.8	3.8
Income taxes and taxable-equivalent adjustment	468	381	170	22.8	nm	495	381	523	29.9	(5.4)
Net income	1,670	1,722	861	(3.0)	94.0	1,752	1,722	1,641	1.7	6.8
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(14)	12.5	50.0	(7)	(8)	(14)	12.5	50.0
Net income attributable to U.S. Bancorp	$1,663	$1,714	$847	(3.0)	96.3	$1,745	$1,714	$1,627	1.8	7.3
Net income applicable to U.S. Bancorp common shareholders	$1,581	$1,601	$766	(1.2)	nm	$1,662	$1,601	$1,541	3.8	7.9
Diluted earnings per common share	$1.01	$1.03	$.49	(1.9)	nm	$1.07	$1.03	$.99	3.9	8.1

(a)4Q24 excludes $109 million ($82 million net-of-tax) of notable items related to lease impairments and operational efficiency actions. 4Q23 excludes $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) of notable items including: $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18.

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (c) (d)
	Full Year 2024	Full Year 2023	Percent Change	Full Year 2024	Full Year 2023	Percent Change

Net interest income	$16,289	$17,396	(6.4)	$16,289	$17,396	(6.4)
Taxable-equivalent adjustment	120	131	(8.4)	120	131	(8.4)
Net interest income (taxable-equivalent basis)	16,409	17,527	(6.4)	16,409	17,527	(6.4)
Noninterest income	11,046	10,617	4.0	11,046	10,757	2.7
Total net revenue	27,455	28,144	(2.4)	27,455	28,284	(2.9)
Noninterest expense	17,188	18,873	(8.9)	16,788	17,020	(1.4)
Income before provision and income taxes	10,267	9,271	10.7	10,667	11,264	(5.3)
Provision for credit losses	2,238	2,275	(1.6)	2,238	2,032	10.1
Income before taxes	8,029	6,996	14.8	8,429	9,232	(8.7)
Income taxes and taxable-equivalent adjustment	1,700	1,538	10.5	1,800	2,166	(16.9)
Net income	6,329	5,458	16.0	6,629	7,066	(6.2)
Net (income) loss attributable to noncontrolling interests	(30)	(29)	(3.4)	(30)	(29)	(3.4)
Net income attributable to U.S. Bancorp	$6,299	$5,429	16.0	$6,599	$7,037	(6.2)
Net income applicable to U.S. Bancorp common shareholders	$5,909	$5,051	17.0	$6,207	$6,648	(6.6)
Diluted earnings per common share	$3.79	$3.27	15.9	$3.98	$4.31	(7.7)
(c)2024 excludes $400 million ($300 million net-of-tax) of notable items including: $109 million of lease impairments and operational efficiency actions, $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment. 2023 excludes $2.2 billion ($1.6 billion net-of-tax, including a $70 million discrete tax benefit) of notable items including: $(140) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $1.0 billion of merger and integration-related charges, $734 million of FDIC special assessment charges, a $110 million charitable contribution and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(d)See Non-GAAP Financial Measures reconciliation beginning on page 18.

U.S. Bancorp Fourth Quarter 2024 Results

Net income attributable to U.S. Bancorp was $1,663 million for the fourth quarter of 2024, $816 million higher than the $847 million for the fourth quarter of 2023 and $51 million lower than the $1,714 million for the third quarter of 2024. Diluted earnings per common share was $1.01 in the fourth quarter of 2024, compared with $0.49 in the fourth quarter of 2023 and $1.03 in the third quarter of 2024. The fourth quarter of 2024 included notable items of $82 million or ($0.06) per diluted common share. The fourth quarter of 2023 included notable items of $780 million or ($0.50) per diluted common share. Excluding the impact of notable items, net income attributable to U.S. Bancorp for the fourth quarter of 2024 was $1,745 million, $118 million higher than the fourth quarter of 2023 and $31 million higher than the third quarter of 2024.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to higher total net revenue and lower noninterest expense driven by higher notable items in the prior year quarter, partially offset by an increase in the provision for credit losses. Excluding notable items, pretax income in the fourth quarter of 2024 increased 3.8 percent compared with a year ago. Net interest income increased 0.8 percent on a year-over-year taxable-equivalent basis, due to higher rates on earning assets and balance sheet growth, partially offset by higher funding costs driven by interest rates on deposits, mix and pricing. The net interest margin decreased to 2.71 percent in the fourth quarter of 2024 from 2.78 percent in the fourth quarter of 2023, driven by balance sheet composition partially offset by the factors described above. Noninterest income increased 8.1 percent compared with a year ago (3.5 percent excluding prior year notable items) driven by higher trust and investment management fees and commercial products revenue, partially offset by lower mortgage banking revenue and other revenue. Noninterest expense decreased 17.4 percent primarily due to higher notable items in the prior year quarter and lower professional services, marketing and business development, and other noninterest expense, partially offset by higher compensation and employee benefits expense. Excluding notable items in both quarters, noninterest expense in the fourth quarter of 2024 decreased slightly compared with the fourth quarter of 2023. The provision for credit losses increased $48 million (9.4 percent) compared with the fourth quarter of 2023, largely driven by higher losses on credit card and commercial loans.

Net income attributable to U.S. Bancorp decreased on a linked quarter basis primarily due to notable items in the fourth quarter of 2024 and higher income tax provision, partially offset by higher total net revenue. Excluding notable items in the fourth quarter of 2024, pretax income increased 6.8 percent on a linked quarter basis. Net interest income increased 0.2 percent on a taxable-equivalent basis. The net interest margin decreased to 2.71 percent in the fourth quarter of 2024 from 2.74 percent in the third quarter of 2024, driven by slightly higher average earning assets. Noninterest income in the fourth quarter of 2024 increased 5.0 percent from the third quarter of 2024 primarily due to higher trust and investment management fees, higher other revenue, and net losses on securities sales in the prior quarter, partially offset by lower payments revenue, commercial products revenue and mortgage banking revenue. Noninterest expense in the fourth quarter of 2024 increased by 2.5 percent from the third quarter of 2024 primarily due to notable items, partially offset by lower compensation and employee benefits expense. Excluding notable items in the fourth quarter of 2024, noninterest expense decreased slightly on a linked quarter basis. The provision for credit losses increased $3 million (0.5 percent) compared with the third quarter of 2024.

U.S. Bancorp Fourth Quarter 2024 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Change

Components of net interest income
Income on earning assets	$7,862	$8,117	$7,795	$(255)	$67	$31,789	$30,144	$1,645
Expense on interest-bearing liabilities	3,686	3,951	3,653	(265)	33	15,380	12,617	2,763
Net interest income	$4,176	$4,166	$4,142	$10	$34	$16,409	$17,527	$(1,118)

Average yields and rates paid
Earning assets yield	5.10%	5.33%	5.22%	(.23)%	(.12)%	5.24%	4.98%	.26%
Rate paid on interest-bearing liabilities	2.91	3.14	3.02	(.23)	(.11)	3.09	2.65	.44
Gross interest margin	2.19%	2.19%	2.20%	—%	(.01)%	2.15%	2.33%	(.18)%
Net interest margin	2.71%	2.74%	2.78%	(.03)%	(.07)%	2.70%	2.90%	(.20)%

Average balances
Investment securities (a)	$171,325	$166,899	$161,885	$4,426	$9,440	$166,634	$162,757	$3,877
Loans	375,655	374,070	372,856	1,585	2,799	373,875	381,275	(7,400)
Interest-bearing deposits with banks	50,368	50,547	47,532	(179)	2,836	51,215	49,000	2,215
Earning assets	614,268	607,180	594,244	7,088	20,024	606,641	605,199	1,442
Interest-bearing liabilities	504,439	500,382	479,700	4,057	24,739	498,182	476,178	22,004

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2024 was $4,176 million, an increase of $34 million (0.8 percent) from the fourth quarter of 2023. The increase was primarily due to the impact of higher rates on earning assets and balance sheet growth, partially offset by higher funding costs due to interest rates on deposits, mix and pricing. Average earning assets were $20.0 billion (3.4 percent) higher than the fourth quarter of 2023, reflecting increases of $9.4 billion (5.8 percent) in average investment securities due to balance sheet positioning and liquidity management, $2.8 billion (0.8 percent) in average total loans, $2.8 billion (6.0 percent) in average interest-bearing deposits with banks, and $4.1 billion (41.7 percent) in other earning assets.

Net interest income on a taxable-equivalent basis increased $10 million (0.2 percent) on a linked quarter basis. Average earning assets were $7.1 billion (1.2 percent) higher on a linked quarter basis, reflecting increases of $4.4 billion (2.7 percent) in average investment securities due to balance sheet positioning and liquidity management, $1.6 billion (0.4 percent) in average total loans and $1.0 billion (7.8 percent) in other earning assets.

The net interest margin in the fourth quarter of 2024 was 2.71 percent, compared with 2.78 percent in the fourth quarter of 2023 and 2.74 percent in the third quarter of 2024. The decrease in the net interest margin from the prior year was driven by changes in balance sheet composition, partially offset by factors mentioned above. The decrease in the net interest margin from the prior quarter was driven by slightly higher average earning assets.

U.S. Bancorp Fourth Quarter 2024 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change

Commercial	$131,180	$128,979	$126,884	1.7	3.4	$129,235	$130,544	(1.0)
Lease financing	4,204	4,159	4,212	1.1	(.2)	4,177	4,339	(3.7)
Total commercial	135,384	133,138	131,096	1.7	3.3	133,412	134,883	(1.1)

Commercial mortgages	39,308	40,343	42,089	(2.6)	(6.6)	40,513	42,894	(5.6)
Construction and development	10,563	11,111	11,736	(4.9)	(10.0)	11,144	11,752	(5.2)
Total commercial real estate	49,871	51,454	53,825	(3.1)	(7.3)	51,657	54,646	(5.5)

Residential mortgages	118,406	117,559	115,196.7		2.8	117,026	115,922	1.0

Credit card	29,438	28,994	27,753	1.5	6.1	28,683	26,570	8.0

Retail leasing	4,035	4,088	4,167	(1.3)	(3.2)	4,097	4,665	(12.2)
Home equity and second mortgages	13,446	13,239	12,977	1.6	3.6	13,181	12,829	2.7
Other	25,075	25,598	27,842	(2.0)	(9.9)	25,819	31,760	(18.7)
Total other retail	42,556	42,925	44,986	(.9)	(5.4)	43,097	49,254	(12.5)

Total loans	$375,655	$374,070	$372,856.4		.8	$373,875	$381,275	(1.9)

Average total loans for the fourth quarter of 2024 were $2.8 billion (0.8 percent) higher than the fourth quarter of 2023. The increase was primarily due to higher total commercial loans (3.3 percent), residential mortgages (2.8 percent) and credit card loans (6.1 percent), partially offset by lower total commercial real estate loans (7.3 percent) and total other retail loans (5.4 percent). The increase in commercial loans was primarily due to growth in corporate banking. The increase in residential mortgages was primarily driven by originations. The increase in credit card loans was primarily driven by customer account growth and higher spend volume. The decrease in commercial real estate loans was primarily due to loan workout activities and payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to lower automobile loans.

Average total loans were $1.6 billion (0.4 percent) higher than the third quarter of 2024. The increase was primarily due to higher total commercial loans (1.7 percent) and residential mortgages (0.7 percent), partially offset by lower total commercial real estate loans (3.1 percent). Linked quarter changes were primarily driven by similar factors as the year-over-year changes.

U.S. Bancorp Fourth Quarter 2024 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change

Noninterest-bearing deposits	$82,909	$80,939	$90,590	2.4	(8.5)	$83,007	$107,768	(23.0)
Interest-bearing savings deposits
Interest checking	125,111	125,631	127,445	(.4)	(1.8)	125,365	129,341	(3.1)
Money market savings	206,557	206,546	187,322	—	10.3	204,509	166,272	23.0
Savings accounts	41,200	36,814	44,728	11.9	(7.9)	39,625	55,590	(28.7)
Total savings deposits	372,868	368,991	359,495	1.1	3.7	369,499	351,203	5.2
Time deposits	56,536	58,827	52,697	(3.9)	7.3	57,009	46,692	22.1
Total interest-bearing deposits	429,404	427,818	412,192.4		4.2	426,508	397,895	7.2
Total deposits	$512,313	$508,757	$502,782.7		1.9	$509,515	$505,663.8

Average total deposits for the fourth quarter of 2024 were $9.5 billion (1.9 percent) higher than the fourth quarter of 2023. Average noninterest-bearing deposits decreased $7.7 billion (8.5 percent) reflecting balance decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average total savings deposits were $13.4 billion (3.7 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $3.8 billion (7.3 percent) higher than the fourth quarter of 2023 mainly within Consumer and Business Banking, partially offset by decreases within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $3.6 billion (0.7 percent) from the third quarter of 2024. On a linked quarter basis, average noninterest-bearing deposits increased $2.0 billion (2.4 percent) reflecting an increase within Wealth, Corporate, Commercial and Institutional Banking, partially offset by a decrease within Consumer and Business Banking. Average total savings deposits increased $3.9 billion (1.1 percent) driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $2.3 billion (3.9 percent) lower on a linked quarter basis due to decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking.

U.S. Bancorp Fourth Quarter 2024 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change

Card revenue	$433	$426	$436	1.6	(.7)	$1,679	$1,630	3.0
Corporate payment products revenue	191	203	182	(5.9)	4.9	773	759	1.8
Merchant processing services	419	440	409	(4.8)	2.4	1,714	1,659	3.3
Trust and investment management fees	703	667	621	5.4	13.2	2,660	2,459	8.2
Service charges	314	302	324	4.0	(3.1)	1,253	1,306	(4.1)
Commercial products revenue	364	397	326	(8.3)	11.7	1,523	1,372	11.0
Mortgage banking revenue	116	155	137	(25.2)	(15.3)	627	570	10.0
Investment products fees	87	84	73	3.6	19.2	330	279	18.3
Securities gains (losses), net	(1)	(119)	2	99.2	nm	(154)	(27)	nm
Other	207	143	228	44.8	(9.2)	641	750	(14.5)
Total before balance sheet optimization	2,833	2,698	2,738	5.0	3.5	11,046	10,757	2.7
Balance sheet optimization	—	—	(118)	—	nm	—	(140)	nm
Total noninterest income	$2,833	$2,698	$2,620	5.0	8.1	$11,046	$10,617	4.0

Fourth quarter noninterest income of $2,833 million was $213 million (8.1 percent) higher than the fourth quarter of 2023. Excluding notable items of $(118) million in the fourth quarter of 2023, noninterest income in the fourth quarter of 2024 increased $95 million (3.5 percent) from the prior year quarter. The increase was driven by higher payment services revenue, trust and investment management fees and commercial products revenue. Payment services revenue increased $16 million (1.6 percent) compared with the fourth quarter of 2023. Within payment services revenue, corporate payments products revenue increased $9 million (4.9 percent) due to higher sales volume, and merchant processing revenue increased $10 million (2.4 percent) due to business volume growth. Card revenue was impacted by a reduction in prepaid card volumes from a year ago. Trust and investment management fees increased $82 million (13.2 percent) driven by business growth and favorable market conditions. Commercial products revenue increased $38 million (11.7 percent) driven by customer-related derivative activity. Partially offsetting these increases were lower mortgage banking revenue of $21 million (15.3 percent) due to the change in fair value of mortgage servicing rights, net of hedging activities and lower other revenue of $21 million (9.2 percent).

Noninterest income was $135 million (5.0 percent) higher in the fourth quarter of 2024 compared with the third quarter of 2024. The increase was driven by higher trust and investment management fees and other revenue, and prior quarter net losses on securities sales of $119 million. Trust and investment management fees increased $36 million (5.4 percent) driven by business growth and favorable market conditions. Other revenue increased $64 million (44.8 percent) driven by seasonally higher tax-advantaged investment syndication revenue. Partially offsetting these increases were lower payment services revenue, commercial products revenue, and mortgage banking revenue. Payment services revenue decreased $26 million (2.4 percent) compared with the third quarter of 2024. Within payment services revenue, corporate payments products revenue decreased $12 million (5.9 percent) and merchant processing revenue decreased $21 million (4.8 percent), both due to lower sales volume. Commercial products revenue decreased $33 million (8.3 percent) due to lower corporate bond fees. Mortgage banking revenue decreased $39 million (25.2 percent) primarily driven by the change in fair value of mortgage servicing rights, net of hedging activities and lower production volume.

U.S. Bancorp Fourth Quarter 2024 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change

Compensation and employee benefits	$2,607	$2,637	$2,509	(1.1)	3.9	$10,554	$10,416	1.3
Net occupancy and equipment	317	317	316	—	.3	1,246	1,266	(1.6)
Professional services	135	130	158	3.8	(14.6)	491	560	(12.3)
Marketing and business development	160	165	196	(3.0)	(18.4)	619	616.5
Technology and communications	534	524	513	1.9	4.1	2,074	2,049	1.2
Other intangibles	139	142	156	(2.1)	(10.9)	569	636	(10.5)
Other	310	289	356	7.3	(12.9)	1,235	1,477	(16.4)
Total before notable items	4,202	4,204	4,204	—	—	16,788	17,020	(1.4)
Notable items	109	—	1,015	nm	(89.3)	400	1,853	(78.4)
Total noninterest expense	$4,311	$4,204	$5,219	2.5	(17.4)	$17,188	$18,873	(8.9)

Fourth quarter noninterest expense of $4,311 million was $908 million (17.4 percent) lower than the fourth quarter of 2023. Excluding notable items of $109 million in the fourth quarter of 2024 and $1,015 million in the fourth quarter of 2023, fourth quarter noninterest expense decreased $2 million compared with the fourth quarter of 2023. The decrease was driven by lower professional services, marketing and business development, and other noninterest expense, partially offset by higher compensation and employee benefits expense. Professional services expense decreased $23 million (14.6 percent) due to prudent expense management and continued focus on operational efficiency. Marketing and business development expense decreased $36 million (18.4 percent) due to the timing of campaigns. Compensation and employee benefits expense increased $98 million (3.9 percent) compared with the fourth quarter of 2023 primarily due to higher commissions, corporate incentives, and medical expenses.

Noninterest expense increased $107 million (2.5 percent) from the third quarter of 2024. Excluding notable items of $109 million in the fourth quarter of 2024, fourth quarter noninterest expense decreased $2 million on a linked quarter basis primarily driven by lower compensation and employee benefits expense, offset by small increases in several other expense categories. Compensation and employee benefits expense decreased $30 million (1.1 percent) primarily due to operational efficiencies, lower performance-based incentives, and timing of corporate incentives, partially offset by higher medical expenses.

Provision for Income Taxes
The provision for income taxes for the fourth quarter of 2024 resulted in a tax rate of 21.9 percent on a taxable-equivalent basis (effective tax rate of 20.8 percent), compared with 16.5 percent on a taxable-equivalent basis (effective tax rate of 13.9 percent) in the fourth quarter of 2023, and a tax rate of 18.1 percent on a taxable-equivalent basis (effective tax rate of 16.9 percent) in the third quarter of 2024. The fourth quarter of 2023 and third quarter of 2024 included the impact of favorable tax settlements.

U.S. Bancorp Fourth Quarter 2024 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q 2024	% (a)	3Q 2024	% (a)	2Q 2024	% (a)	1Q 2024	% (a)	4Q 2023	% (a)
Balance, beginning of period	$7,927		$7,934		$7,904		$7,839		$7,790
Net charge-offs
Commercial	140.42		139.43		135.42		109.35		78.24
Lease financing	6.57		8.77		8.77		7.68		7.66
Total commercial	146.43		147.44		143.43		116.36		85.26
Commercial mortgages	44.45		69.68		35.34		15.15		75.71
Construction and development	(6)	(.23)	1.04		1.04		6.21		(4)	(.14)
Total commercial real estate	38.30		70.54		36.28		21.16		71.52

Residential mortgages	(2)	(.01)	(3)	(.01)	(4)	(.01)	—	—	(1)	—

Credit card	317	4.28	299	4.10	315	4.47	296	4.26	255	3.65

Retail leasing	8.79		5.49		3.29		5.49		2.19
Home equity and second mortgages	1.03		(1)	(.03)	(1)	(.03)	—	—	(1)	(.03)
Other	54.86		47.73		46.71		50.76		52.74
Total other retail	63.59		51.47		48.45		55.51		53.47
Total net charge-offs	562.60		564.60		538.58		488.53		463.49
Provision for credit losses	560		557		568		553		512
Balance, end of period	$7,925		$7,927		$7,934		$7,904		$7,839
Components
Allowance for loan losses	$7,583		$7,560		$7,549		$7,514		$7,379
Liability for unfunded credit commitments	342		367		385		390		460
Total allowance for credit losses	$7,925		$7,927		$7,934		$7,904		$7,839

Gross charge-offs	$697		$669		$652		$595		$559
Gross recoveries	$135		$105		$114		$107		$96

Allowance for credit losses as a percentage of
Period-end loans (%)	2.09		2.12		2.11		2.11		2.10
Nonperforming loans (%)	442		438		438		454		541
Nonperforming assets (%)	433		429		428		443		525

(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2024 Results
The Company’s provision for credit losses for the fourth quarter of 2024 was $560 million, compared with $557 million in the third quarter of 2024 and $512 million in the fourth quarter of 2023. The fourth quarter of 2024 provision was $3 million (0.5 percent) higher than the third quarter of 2024 and $48 million (9.4 percent) higher than the fourth quarter of 2023. The increase in provision expense on a year-over-year basis was primarily driven by higher losses on credit card and commercial real estate loans. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the fourth quarter of 2024 were $562 million, compared with $564 million in the third quarter of 2024 and $463 million in the fourth quarter of 2023. The net charge-off ratio was 0.60 percent in the fourth quarter of 2024 and in the third quarter of 2024, compared with 0.49 percent in the fourth quarter of 2023. The decrease in net charge-offs on a linked quarter basis was primarily due to higher recoveries on commercial real estate loans, partially offset by higher charge-offs on credit card and other retail loans. The increase in net charge-offs on a year-over-year basis primarily reflected higher losses on commercial and credit card loans, partially offset by lower losses on commercial real estate loans.

The allowance for credit losses was $7,925 million at December 31, 2024, compared with $7,927 million at September 30, 2024, and $7,839 million at December 31, 2023. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by portfolio growth. The ratio of the allowance for credit losses to period-end loans was 2.09 percent at December 31, 2024, compared with 2.12 percent at September 30, 2024, and 2.10 percent at December 31, 2023. The ratio of the allowance for credit losses to nonperforming loans was 442 percent at December 31, 2024, compared with 438 percent at September 30, 2024, and 541 percent at December 31, 2023.

Nonperforming assets were $1,832 million at December 31, 2024, compared with $1,848 million at September 30, 2024, and $1,494 million at December 31, 2023. The ratio of nonperforming assets to loans and other real estate was 0.48 percent at December 31, 2024, compared with 0.49 percent at September 30, 2024, and 0.40 percent at December 31, 2023. The increase in nonperforming assets on a year-over year basis was primarily due to higher commercial and commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $810 million at December 31, 2024, compared with $738 million at September 30, 2024, and $698 million at December 31, 2023.

U.S. Bancorp Fourth Quarter 2024 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2024	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023

Delinquent loan ratios - 90 days or more past due
Commercial	.07	.07	.06	.08	.09
Commercial real estate	.02	.02	.02	—	.01
Residential mortgages	.17	.15	.15	.12	.12
Credit card	1.43	1.36	1.30	1.42	1.31
Other retail	.15	.14	.14	.15	.15
Total loans	.21	.20	.19	.19	.19

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.55	.51	.48	.49	.37
Commercial real estate	1.70	1.85	1.87	1.71	1.46
Residential mortgages	.30	.28	.28	.26	.25
Credit card	1.43	1.36	1.30	1.42	1.31
Other retail	.50	.48	.47	.47	.46
Total loans	.69	.68	.67	.66	.57

ASSET QUALITY (a)
($ in millions)
	Dec 31 2024	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023
Nonperforming loans
Commercial	$644	$560	$531	$522	$349
Lease financing	26	25	25	27	27
Total commercial	670	585	556	549	376

Commercial mortgages	789	853	888	755	675
Construction and development	35	72	71	145	102
Total commercial real estate	824	925	959	900	777

Residential mortgages	152	154	154	155	158
Credit card	—	—	—	—	—
Other retail	147	145	141	137	138
Total nonperforming loans	1,793	1,809	1,810	1,741	1,449

Other real estate	21	21	23	25	26
Other nonperforming assets	18	18	19	20	19
Total nonperforming assets	$1,832	$1,848	$1,852	$1,786	$1,494
Accruing loans 90 days or more past due	$810	$738	$701	$714	$698
Nonperforming assets to loans plus ORE (%)	.48	.49	.49	.48	.40

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2024 Results

COMMON SHARES
(Millions)	4Q 2024	3Q 2024	2Q 2024	1Q 2024	4Q 2023

Beginning shares outstanding	1,561	1,560	1,560	1,558	1,557
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	2	1	—	3	1
Shares repurchased	(3)	—	—	(1)	—
Ending shares outstanding	1,560	1,561	1,560	1,560	1,558

CAPITAL POSITION				Preliminary Data
($ in millions)	Dec 31 2024	Sep 30 2024	Jun 30 2024	Mar 31 2024	Dec 31 2023

Total U.S. Bancorp shareholders' equity	$58,578	$58,859	$56,420	$55,568	$55,306

Basel III Standardized Approach (a)
Common equity tier 1 capital	$47,877	$47,164	$46,239	$45,239	$44,947
Tier 1 capital	55,129	54,416	53,491	52,491	52,199
Total risk-based capital	64,375	63,625	62,926	62,203	61,921

Common equity tier 1 capital ratio	10.6%	10.5%	10.3%	10.0%	9.9%
Tier 1 capital ratio	12.2	12.2	11.9	11.6	11.5
Total risk-based capital ratio	14.3	14.2	14.0	13.7	13.7
Leverage ratio	8.3	8.3	8.1	8.1	8.1

Tangible common equity to tangible assets (b)	5.8	5.7	5.4	5.2	5.3
Tangible common equity to risk-weighted assets (b)	8.5	8.6	8.0	7.8	7.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	10.5	10.5	10.2	9.9	9.7

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $58.6 billion at December 31, 2024, compared with $58.9 billion at September 30, 2024, and $55.3 billion at December 31, 2023. During the third quarter of 2024, the Company's Board of Directors authorized a share repurchase program for up to $5.0 billion of the Company's outstanding common stock effective September 13, 2024. The Company began repurchasing shares, in addition to those currently done in connection with its stock-based compensation plans, in the fourth quarter of 2024.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.6 percent at December 31, 2024, compared with 10.5 percent at September 30, 2024, and 9.9 percent at December 31, 2023. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology, was 10.5 percent at December 31, 2024, compared with 10.5 percent at September 30, 2024, and 9.7 percent at December 31, 2023.

U.S. Bancorp Fourth Quarter 2024 Results

Investor Conference Call
On Thursday, January 16, 2025 at 8 a.m. CT, Chairman and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online and by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Thursday, January 16, 2025. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with more than 70,000 employees and $678 billion in assets as of December 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Uncertainty regarding the content, timing and impact of changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to adverse developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;

U.S. Bancorp Fourth Quarter 2024 Results
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2023, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2024 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, U.S. Bancorp (the "Company") considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the full impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted return on average assets, adjusted return on tangible common equity, adjusted efficiency ratio, adjusted noninterest income, adjusted noninterest expense, adjusted net income, adjusted diluted earnings per common share, and adjusted operating leverage exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2024	2023	2024	2023
Interest Income
Loans	$5,674	$5,742	$23,009	$22,324
Loans held for sale	50	36	173	147
Investment securities	1,326	1,182	5,111	4,485
Other interest income	781	803	3,373	3,051
Total interest income	7,831	7,763	31,666	30,007
Interest Expense
Deposits	2,772	2,751	11,688	8,775
Short-term borrowings	257	332	1,107	1,971
Long-term debt	656	569	2,582	1,865
Total interest expense	3,685	3,652	15,377	12,611
Net interest income	4,146	4,111	16,289	17,396
Provision for credit losses	560	512	2,238	2,275
Net interest income after provision for credit losses	3,586	3,599	14,051	15,121
Noninterest Income
Card revenue	433	436	1,679	1,630
Corporate payment products revenue	191	182	773	759
Merchant processing services	419	409	1,714	1,659
Trust and investment management fees	703	621	2,660	2,459
Service charges	314	324	1,253	1,306
Commercial products revenue	364	326	1,523	1,372
Mortgage banking revenue	116	137	627	540
Investment products fees	87	73	330	279
Securities gains (losses), net	(1)	(116)	(154)	(145)
Other	207	228	641	758
Total noninterest income	2,833	2,620	11,046	10,617
Noninterest Expense
Compensation and employee benefits	2,607	2,509	10,554	10,416
Net occupancy and equipment	317	316	1,246	1,266
Professional services	135	158	491	560
Marketing and business development	160	306	619	726
Technology and communications	534	513	2,074	2,049
Other intangibles	139	156	569	636
Merger and integration charges	—	171	155	1,009
Other	419	1,090	1,480	2,211
Total noninterest expense	4,311	5,219	17,188	18,873
Income before income taxes	2,108	1,000	7,909	6,865
Applicable income taxes	438	139	1,580	1,407
Net income	1,670	861	6,329	5,458
Net (income) loss attributable to noncontrolling interests	(7)	(14)	(30)	(29)
Net income attributable to U.S. Bancorp	$1,663	$847	$6,299	$5,429
Net income applicable to U.S. Bancorp common shareholders	$1,581	$766	$5,909	$5,051

Earnings per common share	$1.01	$.49	$3.79	$3.27
Diluted earnings per common share	$1.01	$.49	$3.79	$3.27
Dividends declared per common share	$.50	$.49	$1.98	$1.93
Average common shares outstanding	1,560	1,557	1,560	1,543
Average diluted common shares outstanding	1,560	1,558	1,561	1,543

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	December 31, 2024	December 31, 2023
Assets
Cash and due from banks	$56,502	$61,192
Investment securities
Held-to-maturity	78,634	84,045
Available-for-sale	85,992	69,706
Loans held for sale	2,573	2,201
Loans
Commercial	139,484	131,881
Commercial real estate	48,859	53,455
Residential mortgages	118,813	115,530
Credit card	30,350	28,560
Other retail	42,326	44,409
Total loans	379,832	373,835
Less allowance for loan losses	(7,583)	(7,379)
Net loans	372,249	366,456
Premises and equipment	3,565	3,623
Goodwill	12,536	12,489
Other intangible assets	5,547	6,084
Other assets	60,720	57,695
Total assets	$678,318	$663,491

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$84,158	$89,989
Interest-bearing	434,151	422,323
Total deposits	518,309	512,312
Short-term borrowings	15,518	15,279
Long-term debt	58,002	51,480
Other liabilities	27,449	28,649
Total liabilities	619,278	607,720
Shareholders' equity
Preferred stock	6,808	6,808
Common stock	21	21
Capital surplus	8,715	8,673
Retained earnings	76,863	74,026
Less treasury stock	(24,065)	(24,126)
Accumulated other comprehensive income (loss)	(9,764)	(10,096)
Total U.S. Bancorp shareholders' equity	58,578	55,306
Noncontrolling interests	462	465
Total equity	59,040	55,771
Total liabilities and equity	$678,318	$663,491

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	December 31, 2024		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total equity	$59,040		$59,321	$56,885	$56,033	$55,771
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(462)		(462)	(465)	(465)	(465)
Common equity (a)	51,770		52,051	49,612	48,760	48,498
Goodwill (net of deferred tax liability) (1)	(11,508)		(11,540)	(11,449)	(11,459)	(11,480)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,846)		(1,944)	(2,047)	(2,158)	(2,278)
Tangible common equity (b)	38,416		38,567	36,116	35,143	34,740

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	47,877		47,164	46,239	45,239	44,947
Adjustments (2)	(433)		(433)	(433)	(433)	(866)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (c)	47,444		46,731	45,806	44,806	44,081

Total assets (d)	678,318		686,469	680,058	683,606	663,491
Goodwill (net of deferred tax liability) (1)	(11,508)		(11,540)	(11,449)	(11,459)	(11,480)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,846)		(1,944)	(2,047)	(2,158)	(2,278)
Tangible assets (e)	664,964		672,985	666,562	669,989	649,733

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (f)	450,498	*	447,476	449,111	452,831	453,390
Adjustments (3)	(368)	*	(368)	(368)	(368)	(736)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (g)	450,130	*	447,108	448,743	452,463	452,654

Ratios *
Common equity to assets (a)/(d)	7.6%		7.6%	7.3%	7.1%	7.3%
Tangible common equity to tangible assets (b)/(e)	5.8		5.7	5.4	5.2	5.3
Tangible common equity to risk-weighted assets (b)/(f)	8.5		8.6	8.0	7.8	7.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (c)/(g)	10.5		10.5	10.2	9.9	9.7

	Three Months Ended
	December 31, 2024		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,581		$1,601	$1,518	$1,209	$766
Intangibles amortization (net-of-tax)	110		112	113	115	123
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,691		1,713	1,631	1,324	889
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (h)	6,727		6,815	6,560	5,325	3,527

Average total equity	59,272		58,744	56,492	56,131	54,779
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(460)		(461)	(463)	(464)	(465)
Average goodwill (net of deferred tax liability) (1)	(11,515)		(11,494)	(11,457)	(11,473)	(11,475)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,885)		(1,981)	(2,087)	(2,208)	(2,295)
Average tangible common equity (i)	38,604		38,000	35,677	35,178	33,736

Return on tangible common equity (h)/(i)	17.4%		17.9%	18.4%	15.1%	10.5%

Net interest income	$4,146		$4,135	$4,023	$3,985	$4,111
Taxable-equivalent adjustment (4)	30		31	29	30	31
Net interest income, on a taxable-equivalent basis	4,176		4,166	4,052	4,015	4,142

Net interest income, on a taxable-equivalent basis (as calculated above)	4,176		4,166	4,052	4,015	4,142
Noninterest income	2,833		2,698	2,815	2,700	2,620
Less: Securities gains (losses), net	(1)		(119)	(36)	2	(116)
Total net revenue, excluding net securities gains (losses) (j)	7,010		6,983	6,903	6,713	6,878

Noninterest expense (k)	4,311		4,204	4,214	4,459	5,219
Less: Intangible amortization	139		142	142	146	156
Noninterest expense, excluding intangible amortization (l)	4,172		4,062	4,072	4,313	5,063

Efficiency ratio (k)/(j)	61.5%		60.2%	61.0%	66.4%	75.9%
Tangible efficiency ratio (l)/(j)	59.5		58.2	59.0	64.2	73.6
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	December 31, 2024	December 31, 2023	Percent Change
Net income applicable to U.S. Bancorp common shareholders	$1,581	$766
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(81)	(775)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,662	1,541

Average diluted common shares outstanding (b)	1,560	1,558
Diluted earnings per common share, excluding notable items (a)/(b)	$1.07	$.99

Net income attributable to U.S. Bancorp	$1,663
Less: Notable items (1)	(82)
Net income attributable to U.S. Bancorp, excluding notable items	1,745
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	6,942
Average assets (d)	671,907
Return on average assets, excluding notable items (c)/(d)	1.03%

Net income applicable to U.S. Bancorp common shareholders	$1,581
Intangibles amortization (net-of-tax)	110
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(81)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,772
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization and notable items (e)	7,049

Average total equity	$59,272
Average preferred stock	(6,808)
Average noncontrolling interests	(460)
Average goodwill (net of deferred tax liability) (2)	(11,515)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,885)
Average tangible common equity (f)	38,604
Return on tangible common equity, excluding notable items (e)/(f)	18.3%

Net interest income	$4,146
Taxable-equivalent adjustment (3)	30
Net interest income, on a taxable-equivalent basis	4,176

Net interest income, on a taxable-equivalent basis (as calculated above)	4,176
Noninterest income	2,833
Less: Securities gains (losses), net	(1)
Total net revenue, excluding net securities gains (losses) (g)	7,010
Noninterest expense	4,311
Less: Notable items (1)	109
Noninterest expense, excluding notable items (h)	4,202
Efficiency ratio, excluding notable items (h)/(g)	59.9%

Net interest income	$4,146	$4,111
Taxable-equivalent adjustment (3)	30	31
Net interest income, on a taxable-equivalent basis	4,176	4,142

Net interest income, on a taxable-equivalent basis (as calculated above)	4,176	4,142
Noninterest income	2,833	2,620
Total net revenue	7,009	6,762	3.7%	(i)
Less: Notable items (1)	—	(118)
Total net revenue, excluding notable items	7,009	6,880	1.9%	(j)

Noninterest expense	4,311	5,219	(17.4)%	(k)
Less: Notable items (1)	109	1,015
Total noninterest expense, excluding notable items	4,202	4,204	—%	(l)

Operating leverage (i) - (k)	21.1%
Operating leverage, excluding notable items (j) - (l)	1.9%

(1)Notable items of $109 million ($82 million net-of-tax) for the three months ended December 31, 2024 included lease impairments and operational efficiency actions. Notable items of $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) for the three months ended December 31, 2023 included $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution.
(2)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(3)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Year Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	December 31, 2024	December 31, 2023	Percent Change
Net income applicable to U.S. Bancorp common shareholders	$5,909	$5,051
Intangible amortization (net-of-tax)	450	502
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	6,359	5,553
Average total equity	57,668	54,125
Average preferred stock	(6,808)	(6,808)
Average noncontrolling interests	(462)	(465)
Average goodwill (net of deferred tax liability) (1)	(11,485)	(11,485)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,040)	(2,480)
Average tangible common equity (b)	36,873	32,887
Return on tangible common equity (a)/(b)	17.2%	16.9%

Net interest income	$16,289	$17,396
Taxable-equivalent adjustment (2)	120	131
Net interest income, on a taxable-equivalent basis	16,409	17,527

Net interest income, on a taxable-equivalent basis (as calculated above)	16,409	17,527
Noninterest income	11,046	10,617
Less: Securities gains (losses), net	(154)	(145)
Total net revenue, excluding net securities gains (losses) (c)	27,609	28,289

Noninterest expense (d)	17,188	18,873
Less: Intangibles amortization	569	636
Noninterest expense, excluding intangibles amortization (e)	16,619	18,237

Efficiency ratio (d)/(c)	62.3%	66.7%
Tangible efficiency ratio (e)/(c)	60.2%	64.5%

Net income applicable to U.S. Bancorp common shareholders	$5,909	$5,051
Less: Notable items, including the impact of earnings allocated to participating stock awards (3)	(298)	(1,597)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (f)	6,207	6,648
Average diluted common shares outstanding (g)	1,561	1,543
Diluted earnings per common share, excluding notable items (f)/(g)	$3.98	$4.31

Noninterest income	$11,046	$10,617
Less: Securities gains (losses), net and notable items (3)	(154)	(167)
Noninterest income, excluding securities gains (losses) and notable items	11,200	10,784	3.9%

(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(3)Notable items of $400 million ($300 million net-of-tax) for the year ended December 31, 2024 included $109 million of lease impairments and operational efficiency actions, $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment. Notable items of $2.2 billion ($1.6 billion net-of-tax, including a $70 million discrete tax benefit) for the year ended December 31, 2023 included $(140) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $1.0 billion of merger and integration-related charges, $734 million of FDIC special assessment charges, a $110 million charitable contribution and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.

Business Line Schedules Fourth Quarter 2024
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,273	$1,198	$1,160	6.3	9.7	$4,769	$4,664	2.3
Consumer and Business Banking	427	493	471	(13.4)	(9.3)	1,884	2,557	(26.3)
Payment Services	211	285	154	(26.0)	37.0	1,020	1,013.7
Treasury and Corporate Support	(248)	(262)	(938)	5.3	73.6	(1,374)	(2,805)	51.0
Consolidated Company	$1,663	$1,714	$847	(3.0)	96.3	$6,299	$5,429	16.0

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,747	$1,691	$1,616	3.3	8.1	$6,744	$6,559	2.8
Consumer and Business Banking	650	675	676	(3.7)	(3.8)	2,695	3,489	(22.8)
Payment Services	744	784	666	(5.1)	11.7	2,974	2,744	8.4
Treasury and Corporate Support	(443)	(490)	(1,415)	9.6	68.7	(2,146)	(3,521)	39.1
Consolidated Company	$2,698	$2,660	$1,543	1.4	74.9	$10,267	$9,271	10.7
Lines of Business
The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2024 and 2023, certain organization and methodology changes were made, including revising the Company's line of business funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024 and combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter of 2023. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,918	$1,902	$1,975.8		(2.9)	$7,645	$7,862	(2.8)
Noninterest income	1,161	1,145	1,021	1.4	13.7	4,548	4,141	9.8
Total net revenue	3,079	3,047	2,996	1.1	2.8	12,193	12,003	1.6
Noninterest expense	1,332	1,356	1,380	(1.8)	(3.5)	5,449	5,444.1
Income before provision and taxes	1,747	1,691	1,616	3.3	8.1	6,744	6,559	2.8
Provision for credit losses	50	94	69	(46.8)	(27.5)	385	340	13.2
Income before income taxes	1,697	1,597	1,547	6.3	9.7	6,359	6,219	2.3
Income taxes and taxable-equivalent adjustment	424	399	387	6.3	9.6	1,590	1,555	2.3
Net income	1,273	1,198	1,160	6.3	9.7	4,769	4,664	2.3
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,273	$1,198	$1,160	6.3	9.7	$4,769	$4,664	2.3

Average Balance Sheet Data
Loans	$173,111	$171,833	$171,906.7		.7	$172,466	$175,836	(1.9)
Other earning assets	11,399	10,740	7,287	6.1	56.4	10,122	6,613	53.1
Goodwill	4,824	4,825	4,825	—	—	4,825	4,682	3.1
Other intangible assets	903	955	1,112	(5.4)	(18.8)	981	1,007	(2.6)
Assets	202,697	200,200	200,502	1.2	1.1	201,362	202,701	(.7)

Noninterest-bearing deposits	56,917	54,317	62,179	4.8	(8.5)	56,760	70,908	(20.0)
Interest-bearing deposits	217,652	215,665	206,622.9		5.3	214,622	203,038	5.7
Total deposits	274,569	269,982	268,801	1.7	2.1	271,382	273,946	(.9)

Total U.S. Bancorp shareholders' equity	21,234	21,277	22,710	(.2)	(6.5)	21,438	22,366	(4.1)

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,747 million of income before provision and taxes in the fourth quarter of 2024, compared with $1,616 million in the fourth quarter of 2023, and contributed $1,273 million of the Company’s net income in the fourth quarter of 2024. The provision for credit losses decreased $19 million (27.5 percent) compared with the fourth quarter of 2023 primarily due to higher recoveries on commercial real estate loans. Total net revenue was $83 million (2.8 percent) higher in the fourth quarter of 2024 due to an increase of $140 million (13.7 percent) in total noninterest income, partially offset by a decrease of $57 million (2.9 percent) in net interest income. Net interest income decreased primarily due to higher funding costs driven by deposit mix. Total noninterest income increased primarily due to higher trust and investment management fees due to business growth and favorable market conditions, and higher commercial products revenue due to customer-related derivative activity. Total noninterest expense decreased $48 million (3.5 percent) compared with the fourth quarter of 2023 primarily due to lower compensation and employee benefits expense and other expense.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,921	$1,937	$1,957	(.8)	(1.8)	$7,658	$8,683	(11.8)
Noninterest income	367	401	410	(8.5)	(10.5)	1,606	1,675	(4.1)
Total net revenue	2,288	2,338	2,367	(2.1)	(3.3)	9,264	10,358	(10.6)
Noninterest expense	1,638	1,663	1,691	(1.5)	(3.1)	6,569	6,869	(4.4)
Income before provision and taxes	650	675	676	(3.7)	(3.8)	2,695	3,489	(22.8)
Provision for credit losses	80	18	48	nm	66.7	182	78	nm
Income before income taxes	570	657	628	(13.2)	(9.2)	2,513	3,411	(26.3)
Income taxes and taxable-equivalent adjustment	143	164	157	(12.8)	(8.9)	629	854	(26.3)
Net income	427	493	471	(13.4)	(9.3)	1,884	2,557	(26.3)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$427	$493	$471	(13.4)	(9.3)	$1,884	$2,557	(26.3)

Average Balance Sheet Data
Loans	$155,132	$155,304	$155,963	(.1)	(.5)	$155,088	$162,012	(4.3)
Other earning assets	2,738	2,738	2,170	—	26.2	2,410	2,388.9
Goodwill	4,326	4,326	4,327	—	—	4,326	4,466	(3.1)
Other intangible assets	4,324	4,405	4,926	(1.8)	(12.2)	4,539	5,264	(13.8)
Assets	168,789	168,936	171,866	(.1)	(1.8)	168,913	179,247	(5.8)

Noninterest-bearing deposits	20,220	20,724	23,363	(2.4)	(13.5)	20,810	30,967	(32.8)
Interest-bearing deposits	200,388	200,836	196,012	(.2)	2.2	200,611	185,712	8.0
Total deposits	220,608	221,560	219,375	(.4)	.6	221,421	216,679	2.2

Total U.S. Bancorp shareholders' equity	14,054	14,247	15,374	(1.4)	(8.6)	14,426	16,026	(10.0)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $650 million of income before provision and taxes in the fourth quarter of 2024, compared with $676 million in the fourth quarter of 2023, and contributed $427 million of the Company’s net income in the fourth quarter of 2024. The provision for credit losses increased $32 million (66.7 percent) compared with the fourth quarter of 2023 primarily due to normalizing consumer credit conditions. Total net revenue was lower by $79 million (3.3 percent) in the fourth quarter of 2024 due to a decrease of $36 million (1.8 percent) in net interest income and a decrease of $43 million (10.5 percent) in total noninterest income. Net interest income decreased due to higher funding costs driven by interest rates on deposits, mix and pricing. Total noninterest income decreased primarily due to lower service charges and mortgage banking revenue. Total noninterest expense decreased $53 million (3.1 percent) primarily due to lower net shared services expense.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$729	$727	$676.3		7.8	$2,831	$2,609	8.5
Noninterest income	1,052	1,073	1,029	(2.0)	2.2	4,198	4,055	3.5
Total net revenue	1,781	1,800	1,705	(1.1)	4.5	7,029	6,664	5.5
Noninterest expense	1,037	1,016	1,039	2.1	(.2)	4,055	3,920	3.4
Income before provision and taxes	744	784	666	(5.1)	11.7	2,974	2,744	8.4
Provision for credit losses	463	404	461	14.6	.4	1,614	1,394	15.8
Income before income taxes	281	380	205	(26.1)	37.1	1,360	1,350.7
Income taxes and taxable-equivalent adjustment	70	95	51	(26.3)	37.3	340	337.9
Net income	211	285	154	(26.0)	37.0	1,020	1,013.7
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$211	$285	$154	(26.0)	37.0	$1,020	$1,013.7

Average Balance Sheet Data
Loans	$42,023	$41,653	$40,039.9		5.0	$41,081	$38,471	6.8
Other earning assets	290	8	10	nm	nm	142	97	46.4
Goodwill	3,399	3,370	3,326.9		2.2	3,357	3,327.9
Other intangible assets	262	266	319	(1.5)	(17.9)	277	352	(21.3)
Assets	48,550	47,199	45,373	2.9	7.0	47,169	44,291	6.5

Noninterest-bearing deposits	2,592	2,653	2,772	(2.3)	(6.5)	2,685	2,981	(9.9)
Interest-bearing deposits	95	95	99	—	(4.0)	96	103	(6.8)
Total deposits	2,687	2,748	2,871	(2.2)	(6.4)	2,781	3,084	(9.8)

Total U.S. Bancorp shareholders' equity	10,154	9,959	9,695	2.0	4.7	10,005	9,310	7.5

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $744 million of income before provision and taxes in the fourth quarter of 2024, compared with $666 million in the fourth quarter of 2023, and contributed $211 million of the Company’s net income in the fourth quarter of 2024. The provision for credit losses increased slightly by $2 million (0.4 percent) compared with the fourth quarter of 2023. Total net revenue increased $76 million (4.5 percent) in the fourth quarter of 2024 due to higher net interest income of $53 million (7.8 percent) and higher total noninterest income of $23 million (2.2 percent). Net interest income increased primarily due to higher average loan balances. Total noninterest income increased driven by higher corporate payments products revenue, mainly due to higher sales volume, and higher merchant processing services revenue, driven by business volume growth. Total noninterest expense decreased slightly by $2 million (0.2 percent).

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	4Q 2024	3Q 2024	4Q 2023	4Q24 vs 3Q24	4Q24 vs 4Q23	Full Year 2024	Full Year 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($392)	($400)	($466)	2.0	15.9	($1,725)	($1,627)	(6.0)
Noninterest income	253	79	160	nm	58.1	694	746	(7.0)
Total net revenue	(139)	(321)	(306)	56.7	54.6	(1,031)	(881)	(17.0)
Noninterest expense	304	169	1,109	79.9	(72.6)	1,115	2,640	(57.8)
Income (loss) before provision and taxes	(443)	(490)	(1,415)	9.6	68.7	(2,146)	(3,521)	39.1
Provision for credit losses	(33)	41	(66)	nm	50.0	57	463	(87.7)
Income (loss) before income taxes	(410)	(531)	(1,349)	22.8	69.6	(2,203)	(3,984)	44.7
Income taxes and taxable-equivalent adjustment	(169)	(277)	(425)	39.0	60.2	(859)	(1,208)	28.9
Net income	(241)	(254)	(924)	5.1	73.9	(1,344)	(2,776)	51.6
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(14)	12.5	50.0	(30)	(29)	(3.4)
Net income (loss) attributable to U.S. Bancorp	($248)	($262)	($938)	5.3	73.6	($1,374)	($2,805)	51.0

Average Balance Sheet Data
Loans	$5,389	$5,280	$4,948	2.1	8.9	$5,240	$4,956	5.7
Other earning assets	224,186	219,624	211,921	2.1	5.8	220,092	214,826	2.5
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	8	9	10	(11.1)	(20.0)	9	16	(43.8)
Assets	251,871	248,305	233,707	1.4	7.8	246,570	237,201	3.9

Noninterest-bearing deposits	3,180	3,245	2,276	(2.0)	39.7	2,752	2,912	(5.5)
Interest-bearing deposits	11,269	11,222	9,459.4		19.1	11,179	9,042	23.6
Total deposits	14,449	14,467	11,735	(.1)	23.1	13,931	11,954	16.5

Total U.S. Bancorp shareholders' equity	13,370	12,800	6,535	4.5	nm	11,337	5,958	90.3

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $443 million loss before provision and taxes in the fourth quarter of 2024, compared with a $1,415 million loss before provision and taxes in the fourth quarter of 2023, and recorded a net loss of $248 million in the fourth quarter of 2024. The provision for credit losses increased $33 million (50.0 percent) compared with the fourth quarter of 2023 primarily due to less favorable effects in the current quarter related to changes in the economic outlook. Total net revenue was higher by $167 million (54.6 percent) in the fourth quarter of 2024 due to an increase of $74 million (15.9 percent) in net interest income and an increase of $93 million (58.1 percent) in total noninterest income. Net interest income increased primarily due to higher rates on earning assets and balance sheet growth, partially offset by higher funding costs. The increase in total noninterest income was primarily due to the prior year net losses on the sales of securities, partially offset by a decrease in other revenue. Total noninterest expense decreased $805 million (72.6 percent) compared with the fourth quarter of 2023 primarily due to a decline in notable items, partially offset by higher compensation and employee benefits expense.

Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.